UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 12, 2018

Hostess Brands, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-37540	47-4168492
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1 East Armour Boulevard, Kansas City, Missouri	64111
(Address of principal executive offices)	(Zip Code)

(816) 701-4600

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐    Emerging growth company

☐    If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to section 13(a) of the Exchange Act.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Changes to Board of Directors

On April 12, 2018, Mark R. Stone resigned from the Board of Directors (the “Board”) of Hostess Brands, Inc. (the “Company”), and the Board appointed Gretchen Crist to the Board for a term to expire at the Company’s 2020 Annual Meeting of Stockholders. Ms. Crist will serve on the Talent and Compensation Committee of the Board, replacing Jerry D. Kaminski. Mr. Kaminski will continue to serve on each of the Audit Committee and the Nominating and Governance Committee of the Board. Mr. Stone’s resignation was not the result of any disagreement with the Company on any matter relating to its operations, policies or practices.

Ms. Crist, 50, has served as the Chief Human Resources Officer for the Henkel Corporation in North America since September 2016, which is part of Henkel, KGA, a large multi-national public company headquartered in Germany that manufactures adhesive technologies, beauty care products and laundry and home care products. Prior to Henkel, she served as Senior Vice President and Chief Human Resources Officer for The Sun Products Corporation, a company she helped found in 2008 as the third employee. Prior to joining The Sun Products Corporation, Ms. Crist was Vice President of Human Resources and Chief Human Resources officer for Playtex Products Corp., a New York Stock Exchange listed company, that manufactures personal care products. Ms. Crist joined Playtex in 1995 and held positions of increasing responsibility until being named Chief Human Resources Officer in 2005. Prior to Playtex, Ms. Crist served in various human resources, talent acquisition and labor relations roles with New Power Corporation, Altria and Nestle Waters. Ms. Crist is a member of the society of Human Resources Management, GMA Human Resources Group and Peer 150 HR Group. She is also past Executive Committee member of the Board and Secretary of Make-A-Wish Foundation of Connecticut (2009-2015). She currently serves on the Make-A-Wish Governance Committee for Connecticut.

Ms. Crist will receive compensation on the same basis as paid to the other members of the Board. She will receive a $70,000 cash retainer for service on the Board and a $6,500 cash retainer for service on the Talent and Compensation Committee, in each case pro-rated for the remainder of 2018. In addition, on April 12, 2018, the Board awarded Ms. Crist 831 RSUs with a value of $12,000 for the prorated period through the anticipated date of the Company’s 2018 Annual Meeting of Stockholders, with the number of RSUs determined by dividing the dollar value by the average closing price of the Company’s Class A common stock over the 20-trading day period preceding the date of grant rounded to the nearest share.

In addition, following the previously announced appointment of Andrew P. Callahan as President and CEO of the Company and member of the Board, William D. Toler announced his resignation from the Board, effective at the June 2018 meeting of the Board. Mr. Toler’s resignation was not the result of any disagreement with the Company on any matter relating to its operations, policies or practices.

Consulting Agreement

On April 16, 2018, Hostess Brands, LLC (“Hostess”), an operating subsidiary of the Company, entered into a consulting agreement with Mr. Toler (the “Consulting Agreement”), pursuant to which Mr. Toler will assist with the transition of the Company’s new chief executive officer (“CEO”), as requested by the CEO or the Board. The Consulting Agreement will end on June 30, 2018. Upon Mr. Toler’s successful completion of the services to be provided to Hostess under the Consulting Agreement, he will receive a fee of $200,000 (the “Consulting Fee”) to be paid in a lump sum no later than July 7, 2018 (the “Payment Date”). Hostess may terminate the Consulting

Agreement if Mr. Toler breaches the Consulting Agreement and does not correct such breach to the satisfaction of Hostess within five business days of Mr. Toler’s receipt of written notification of a breach. Mr. Toler may terminate the Consulting Agreement at any time upon five days’ prior written notice to Hostess and receive a pro-rated payment of the Consulting Fee on the Payment Date for services provided under the Consulting Agreement through the termination date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOSTESS BRANDS, INC.

Date: April 17, 2018	By:	/s/ Thomas Peterson
	Name:	Thomas Peterson
	Title:	Executive Vice President, Chief Financial Officer